                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                Tom Brown, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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   [ ]  Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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

                             [TOM BROWN, INC. LOGO]

                                TOM BROWN, INC.
                       555 SEVENTEENTH STREET, SUITE 1850
                             DENVER, COLORADO 80202
                                 (303) 260-5000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 10, 2001

Dear Stockholder:

     On behalf of the Board of Directors, you are cordially invited to attend the 2001 Annual Meeting of Stockholders of Tom Brown, Inc., a Delaware corporation (the "Company"), to be held in the Moulin Rouge Room located on the first floor of the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado at 9:00 a.m., Mountain Time, on Thursday, May 10, 2001, for the following purposes:

     - To elect nine directors, by vote of the holders of Common Stock; and

     - To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors fixed the close of business on March 15, 2001 as the record date for determining stockholders entitled to notice of and to vote at the meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available at the Company's offices in Denver, Colorado for a period of at least ten days prior to the meeting for examination during ordinary business hours by any stockholder for any purpose germane to the meeting.

     Your vote is important regardless of the number of shares you may own. The Company urges you to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                                    /s/ BRUCE R. DEBOER

                                                      BRUCE R. DEBOER
                                                         Secretary

April 2, 2001

                                TOM BROWN, INC.
                       555 SEVENTEENTH STREET, SUITE 1850
                             DENVER, COLORADO 80202
                                 (303) 260-5000

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 2001

                               PROXY SOLICITATION

     This statement is furnished in connection with the solicitation by the Board of Directors of Tom Brown, Inc., a Delaware corporation (the "Company"), of proxies to be voted at the Company's Annual Meeting of Stockholders to be held in the Moulin Rouge Room located on the first floor of the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado at 9:00 a.m., Mountain Time, on May 10, 2001, or at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and form of proxy included herewith are first being sent to stockholders on or about April 2, 2001.

     If the enclosed proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with such choice. If no choice is indicated, the shares will be voted "FOR" the director nominees. A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

                        PERSONS MAKING THE SOLICITATION

     This proxy is solicited on behalf of the Board of Directors of the Company (the "Board of Directors"). The initial solicitation will be by mail. The total expense of solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's stock. Further solicitation of proxies may be made by mail, telephone or oral communication with some stockholders of the Company following the original solicitation. All such further solicitation will be made by the Board of Directors or consultants currently retained by the Company or employees of the Company, who will not be additionally compensated therefor, or by the Company's transfer agent in which case the cost will be borne by the Company.

                         STOCKHOLDERS ENTITLED TO VOTE

     Holders of the Company's common stock, $.10 par value per share ("Common Stock") of record at the close of business on March 15, 2001 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 38,725,003 shares of Common Stock. Each share of Common Stock entitles its owner to one vote. Cumulative voting is not authorized.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, whether present in person or represented by proxy, constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a nominee holding shares of the Company's Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares of Common Stock and represented in person or by proxy at the Annual Meeting is required for the election of the nine nominees for director.

     The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve and matters incident to the conduct of the Annual Meeting, including matters of which the Company did not receive notice until after February 21, 2001.

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

     Directors of the Company are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The number of directors is established from time to time by resolution of the Board of Directors. The current authorized number of directors is nine, which includes one director nominee designated by Union Oil Company of California ("Unocal"), the beneficial owner of 5.8 million shares of the Company's Common Stock, pursuant to that certain Stock Ownership and Registration Rights Agreement between Unocal and the Company dated June 29, 1999 (the "Stock Rights Agreement"). On January 19, 2001, Donald L. Evans, Chairman of the Board and Chief Executive Officer, took early retirement to serve as U.S. Secretary of Commerce. On March 21, 2001, Mr. Wayne W. Murdy was appointed to fill the vacancy created by Mr. Evans' retirement.

DIRECTOR NOMINEES

     The nominees, other than Mr. Murdy, were elected directors of the Company at the last annual meeting of stockholders. The Board of Directors is recommending that the nine nominees listed below be elected to hold office until the 2002 annual meeting of stockholders and until their respective successors have been duly elected and qualified. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board of Directors and the shares represented by proxy will be voted for such substitute nominee, unless the Board of Directors elects to reduce the number of directors. The nominees listed below have consented to being nominated and to serve if elected. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR THE BOARD OF DIRECTORS:

                                                POSITION WITH COMPANY                DIRECTOR
NOMINEE                      AGE            AND PRINCIPAL OCCUPATION SINCE            SINCE
-------                      ---            ------------------------------           --------
Thomas C. Brown............  74    Director of the Company; Chairman of the Board      1968
                                   of Directors and Chief Executive Officer of
                                     TMBR/Sharp Drilling, Inc.
Kenneth B. Butler..........  47    Director of the Company; Vice President of          2000
                                   Spirit Energy 76, a business unit of Union Oil
                                     Company of California
David M. Carmichael........  62    Director of the Company; formerly Chairman of       1996
                                   the Board, Chief Executive Officer and President
                                     of American Oil and Gas Corporation
Henry Groppe...............  75    Director of the Company; Partner in oil and gas     1989
                                     consulting firm of Groppe, Long & Littell
Edward W. LeBaron, Jr. ....  71    Director of the Company; Consultant to Lynx         1968
                                     Technology Group; Partner in LeBaron Ranches
                                     L.P.
James D. Lightner..........  48    Director, President and Chief Executive Officer     2000
                                   of the Company

                                                POSITION WITH COMPANY                DIRECTOR
NOMINEE                      AGE            AND PRINCIPAL OCCUPATION SINCE            SINCE
-------                      ---            ------------------------------           --------
Wayne W. Murdy.............  56    Director of the Company; Director, President and    2001
                                   Chief Executive Officer of Newmont Mining
                                     Corporation
James B. Wallace...........  72    Director and Chairman of the Board of the           1992
                                   Company; Partner in Brownlie, Wallace, Armstrong
                                     and Bander Exploration
Robert H. Whilden, Jr. ....  65    Director of the Company; Senior Vice President      1989
                                   and General Counsel of BMC Software, Inc.

OTHER INFORMATION ABOUT THE BOARD OF DIRECTORS

     The Board of Directors has an Executive Committee that has responsibility, as necessary or advisable from time-to-time, for the oversight and management of the business of the Company. The Executive Committee held three meetings during 2000. The Executive Committee is comprised of Messrs. Carmichael, Lightner and Wallace.

     The Board of Directors has an Audit Committee that has the responsibility of recommending employment of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, basic accounting and financial policies and practices, audit scope and adequacy of internal control systems. The Audit Committee is composed of directors who are not salaried employees of the Company. The Audit Committee held four meetings during 2000. The members of the Audit Committee in 2000 were Messrs. Butler, LeBaron, and Wallace.

     The Board of Directors has a Compensation Committee that reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee held two meetings and took action by unanimous written consent on six occasions during 2000. The members of the Compensation Committee in 2000 were Messrs. Carmichael, Groppe and Whilden.

     The Board of Directors held six meetings during 2000 and action was also taken by unanimous written consent on four occasions. No Director participated in fewer than 75% of the total number of meetings of the Board of Directors or committees of which he is a member.

     The Company does not have a standing nominating committee. The review of director nominee recommendations is made by the Board of Directors.

     Except for the rights of Unocal to designate one director nominee pursuant to the terms of the Stock Rights Agreement, there are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was selected.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is governed by a written charter which was adopted in May 2000 (a copy of which is attached to this Proxy Statement as Appendix A). The three members of the Audit Committee are independent directors. We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on our review with management and the auditors, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The foregoing report is made by the members of the Audit Committee during 2000, Messrs. Butler, LeBaron and Wallace.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date with respect to the Common Stock beneficially owned by (i) each person or group known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all directors, nominees and executive officers as a group.

                                                               NUMBER OF SHARES     PERCENT
                                                                 BENEFICIALLY         OF
NAME OF BENEFICIAL OWNER                                           OWNED(1)          CLASS
------------------------                                      -------------------   -------
(a) Five Percent (5%) Holders:
  Unocal Corporation........................................       5,800,000(2)      15.0%
     2141 Rosecrans Avenue
     El Segundo, California 90245
  Steinberg Asset Management Company, Inc. .................       3,632,039(3)       9.4%
     12 East 49th Street
     New York, New York 10017
  Compression, Inc. ........................................       3,247,100(4)       8.4%
     Two West Second Street
     Tulsa, Oklahoma 74103
  State Farm Mutual Automobile Insurance Company............       2,604,254(5)       6.7%
     One State Farm Plaza
     Bloomington, Illinois 61710

(b) Directors and Named Executive Officers:
  Donald L. Evans...........................................         254,647(6)         *
  Thomas W. Dyk.............................................         179,250(7)         *
  Peter R. Scherer..........................................         122,457(8)         *
  James D. Lightner.........................................         119,500(9)         *
  Henry Groppe..............................................          93,934(10)        *
  James B. Wallace..........................................          69,934(11)        *
  Thomas C. Brown...........................................          63,562(12)        *
  Robert H. Whilden, Jr. ...................................          47,334(13)        *
  Edward W. LeBaron, Jr. ...................................          45,594(14)        *
  Daniel G. Blanchard.......................................          32,250(15)        *
  David M. Carmichael.......................................               0            *
  Kenneth B. Butler.........................................               0            *
  Wayne W. Murdy............................................               0            *
(c) All Directors, Nominees and Executive Officers as a
  Group (17 persons)........................................       1,089,884(16)      2.8%

---------------

  * Does not exceed one percent (1%) of the class.

 (1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive powers. Beneficial ownership in respect of stock options includes shares that may be acquired within sixty (60) days of the Record Date.

 (2) As reported in Amendment No. 1 to Schedule 13D dated November 15, 1999, filed jointly by Unocal Corporation ("Unocal Corp."), Union Oil Company of California ("Unocal"), Chicago Carbon Company ("CCC"), Lemont Carbon, Inc. ("Lemont"), Midwest 76, Inc. ("Midwest 76"), and Midwest Natural Gas Pipeline Company ("Midwest"), all such entities report shared voting and dispositive powers with respect to 5,800,000 shares. CCC is a general partnership comprised of Lemont, Midwest 76 and Midwest and each of such partners is a subsidiary of Unocal which is itself a subsidiary of Unocal Corp.

 (3) As reported in Amendment No. 7 to Schedule 13G dated February 14, 2001, filed jointly by Steinberg Asset Management Company, Inc. ("SAMC"), Michael
     A. Steinberg & Company, Inc. ("S&C"), and Michael A. Steinberg ("MAS"), SAMC has sole voting power with respect to 1,893,900 shares and sole dispositive power with respect to 3,413,839 shares; S&C has sole dispositive power with respect to 58,000 shares; and MAS has sole voting and dispositive powers with respect to 160,200 shares. MAS may be deemed to have beneficial ownership of the shares owned by all of the reporting entities.

 (4) As reported in Amendment No. 6 to Schedule 13D dated February 14, 2000, Compression, Inc. has sole voting and dispositive power with respect to 3,247,100 shares. Based on previous reports, a partnership known as CS Holding Associates beneficially owns Samson Investment Company which owns Compression, Inc.

 (5) As reported in Amendment No. 22 to Schedule 13G dated February 13, 2001, State Farm Mutual Automobile Insurance Company has sole voting and dispositive power with respect to 2,600,000 shares and State Farm Investment Management Corp. has shared voting and dispositive power with respect to 4,254 shares.

 (6) Includes 190,300 shares issuable upon the exercise of stock options.

 (7) Includes 173,750 shares issuable upon the exercise of stock options.

 (8) Includes 110,375 shares issuable upon the exercise of stock options.

 (9) Includes 117,500 shares issuable upon the exercise of stock options.

(10) Includes 57,334 shares issuable upon the exercise of stock options.

(11) Includes 62,334 shares issuable upon the exercise of stock options.

(12) Includes 57,334 shares issuable upon the exercise of stock options.

(13) Includes 47,334 shares issuable upon the exercise of stock options.

(14) Includes 17,334 shares issuable upon the exercise of stock options.

(15) Includes 31,250 shares issuable upon the exercise of stock options.

(16) Includes 925,637 shares issuable upon the exercise of stock options.

                             EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY AND POLICIES

     The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern both annual cash compensation and incentive programs for the Company's executive officers. The Compensation Committee is currently composed of three directors, none of whom are employed by the Company or any of its subsidiaries. Following review and approval of executive compensation by the Compensation Committee, such recommendations of the Compensation Committee are submitted to the full Board of Directors for approval.

     With respect to 2000 compensation, the Compensation Committee has not adopted a structured salary, stock option or other incentive compensation program but does utilize performance factors as described below to assist in the determination of compensation. The Compensation Committee maintains the philosophy that compensation of its executive officers should be balanced between a fair and reasonable cash compensation and incentives linked to the Company's overall operating performance. To achieve this balance, executives have, in addition to their salaries and cash bonuses, been awarded stock options that reward executives through the creation of stockholder value. The Compensation Committee takes into account that corporate performance, especially in the oil and gas industry, is often cyclical and that the Company's performance in any given year, whether favorable or unfavorable, may not necessarily be representative of immediate past results or future performance. Consequently, the Compensation Committee examines and recommends executive compensation levels based on certain factors compared over a period of several consecutive years, rather than applying such factors on an isolated or "snapshot" basis at the time compensation levels are recommended by the Compensation Committee to the full Board of Directors. In this regard, and partly due to the peculiarities of financial accounting requirements for oil and gas companies, the Compensation Committee emphasizes performance factors such as growth in the Company's proved oil and gas reserves, increases in volumes of oil and gas sold by the Company, oil and gas finding costs and operating costs, and the achievement by management of specific goals set by the Board of Directors from time to time; however, the Compensation Committee has not established any specific performance levels which would automatically result in increases in compensation, nor does the Compensation Committee assign absolute weights or rankings to factors considered by it, but instead makes a subjective determination based upon a consideration of all of such factors. The Compensation Committee has utilized from time to time various compensation survey reports as prepared for the oil and gas industry by consultants such as William M. Mercer, Incorporated, KPMG Peat Marwick LLP, Effective Compensation Inc. and W. T. Haigh and Associates when analyzing current compensation amounts for executive officers and employees. The Compensation Committee believes that the current mix between the cash and equity incentive opportunities presently in place for the executive officers of the Company is adequate to motivate and retain them.

     In addition to the factors described above, in the case of Mr. Evans, the Chief Executive Officer, the Compensation Committee also considered and took into account Mr. Evans' ability to maintain and strengthen the Company's relationships with the investment community, generate employee confidence and morale, and demonstrate other leadership qualities. Under Mr. Evans' leadership and managerial capabilities, the Company reported total revenues of approximately $254 million for the year ended December 31, 2000, as compared to total revenues of $123 million for 1999. The Company's oil and gas sales improved from $104 million in 1999 to $217 million in 2000. The Company also reported a 26% increase in natural gas production in 2000 as compared to 1999 and an increase of reserves from 524 BCFE in 1999 to 603 BCFE in 2000. Based upon this outstanding performance in 2000, the Compensation Committee approved a cash bonus to Mr. Evans of $500,000. Mr. Evans' base salary was not increased in 2000. The Compensation Committee believes the salary paid to Mr. Evans for 2000 was appropriate and consistent with the Compensation Committee's objective of recommending compensation levels and components based on factors compared over a period of several years and, at the same time, more closely approximate competition levels. Mr. Evans resigned on January 19, 2001, in conjunction with his early retirement from the Company to serve as U.S. Secretary of Commerce. In recognition of Mr. Evans' past performance and contributions to the stability and success of the Company, the Compensation Committee, after consultation with an independent compensation analyst, recommended, and the Board of Directors approved, a retirement compensation package including (i) a cash payment in the amount of $1,525,000 and (ii) acceleration of the vesting of Mr. Evans' unvested stock options.

     Section 162(m) of the Code precludes a publicly held corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers, unless compensation is awarded under plans meeting a number of requirements based upon objective performance standards and advance stockholder approval. Although the Compensation Committee has not established a policy with respect to qualifying compensation paid to its executive officers under Section 162(m), the Compensation Committee will continue to assess the implications of Section 162(m) on executive compensation and determine what action, if any, will be appropriate.

     The foregoing report is made by the Compensation Committee of the Company's Board of Directors. The members of the Compensation Committee throughout 2000 were Messrs. Carmichael, Groppe and Whilden.

SUMMARY OF ANNUAL COMPENSATION

     The following table sets forth compensation paid by the Company to its Chief Executive Officer and the other four most highly compensated executive officers for fiscal years 1998, 1999 and 2000.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                 ANNUAL COMPENSATION     ------------
NAME AND                                       -----------------------     OPTIONS         ALL OTHER
PRINCIPAL POSITION                    YEAR     SALARY($)   BONUS($)(1)    AWARDED(#)    COMPENSATION($)
------------------                    ----     ---------   -----------   ------------   ---------------
D.L. Evans..........................  2000      375,000      500,000        85,000           40,364(2)
  Chairman and CEO                    1999      355,698      275,000        50,000           40,342(2)
                                      1998      325,204            0       300,000           41,642(2)
J. D. Lightner......................  2000      250,008      300,000        70,000            8,550(4)
  President                           1999(3)   166,671      140,000       300,000          100,496(4)
T.W. Dyk............................  2000      215,016      193,500        55,000            3,817(6)
  EVP and COO                         1999      203,424      150,000       125,000            8,425(6)
                                      1998(5)   131,238            0       125,000            5,839(6)
D.G. Blanchard......................  2000      190,016      209,000        45,000            4,387(8)
  EVP and CFO                         1999(7)    80,174       54,000       100,000              586(8)
P. R. Scherer.......................  2000      165,000      109,000        21,500            8,150(9)
  EVP                                 1999      158,245       80,000        15,000            8,172(9)
                                      1998      142,702            0        25,000            8,967(9)

---------------

(1) The named executive officers deferred certain portions of their 2000 bonuses into the Company's Non-Qualified Deferred Compensation Plan in the amounts of $0, $300,000, $135,450, $104,500 and $109,000 for Messrs. Evans,
    Lightner, Dyk, Blanchard and Scherer, respectively.

(2) Such amounts for 2000, 1999 and 1998, respectively, include (i) allocations of $6,600, $6,675 and $6,667 to Mr. Evans' 401(k) Plan account, (ii) awards of $0, $0 and $1,250 under the wellness/physical fitness program, (iii) $5,412, $4,954 and $4,646 attributable to the Company's payment for the term portion of a split dollar life insurance policy on behalf of Mr. Evans, and
    (iv) the remaining $28,352, $28,713 and $29,079 represents the net present value of the interest savings on the whole life portion of the Policy for a period of ten years computed at an annual interest savings rate of 8% per annum (in conjunction with Mr. Evans' retirement from the Company on January 19, 2001 and decision not to take assignment of the policy, this policy was surrendered and the cash surrender value was paid to the Company).

(3) Mr. Lightner became President of the Company on May 3, 1999 at an annual salary of $250,000. On January 19, 2001, Mr. Lightner was elected Chief Executive Officer upon Mr. Evans' resignation.

(4) Such amount in 1999 includes a signing bonus of $100,000 and an award of $496 under the wellness/physical fitness program and for 2000, includes an allocation of $7,000 to Mr. Lightner's 401(k) Plan account and an award of $1,550 under the wellness/physical fitness program.

(5) Mr. Dyk became Executive Vice President of the Company on April 16, 1998 at an annual salary of $185,000. On February 17, 1999, Mr. Dyk added the title of Chief Operating Officer.

(6) Such amounts for 2000, 1999 and 1998, respectively, include (i) allocations of $2,867, $6,675 and $5,272 to Mr. Dyk's 401(k) Plan account and (ii) awards of $950, $1,750 and $567 under the wellness/physical fitness program.

(7) Mr. Blanchard became Vice President and Chief Financial Officer of the Company on August 3, 1999 at an annual salary of $185,000. On November 14, 2000 Mr. Blanchard was elected Executive Vice President.

(8) Such amount in 1999 is an award of $586 under the wellness/physical fitness program and for 2000, includes an allocation of $2,837 to Mr. Blanchard's 401(k) Plan account and an award of $1,550 under the wellness/physical fitness program.

(9) Such amounts for 2000, 1999 and 1998, respectively, include (i) allocations of $6,600, $6,322 and $6,667 to Mr. Scherer's 401(k) Plan account, and (ii) awards of $2,550, $1,850 and $2,300 under the wellness/physical fitness program.

STOCK OPTION GRANTS

                               2000 OPTION GRANTS

                                                INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                --------------------------------------------------      VALUE AT ASSUMED
                                NUMBER OF     PERCENT OF                              ANNUAL RATES OF STOCK
                                SECURITIES   TOTAL OPTIONS   EXERCISE                PRICE APPRECIATION FOR
                                UNDERLYING    GRANTED TO     OR BASE                     OPTION TERM(1)
                                 OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
NAME                            GRANTED(#)    FISCAL YEAR     ($/SH)       DATE        5%($)       10%($)
----                            ----------   -------------   --------   ----------   ---------   -----------
D.L. Evans....................    85,000         10.8         12.625     2/28/10      591,644     1,457,248
J.D. Lightner.................    70,000          8.9         12.625     2/28/10      487,236     1,200,086
T.W. Dyk......................    55,000          7.0         12.625     2/28/10      382,829       942,925
D.G. Blanchard................    45,000          5.7         12.625     2/28/10      313,223       771,484
P.R. Scherer..................    21,500          2.7         12.625     2/28/10      149,651       368,598

---------------

(1) These amounts are calculated based on the indicated annual rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

                      AGGREGATED OPTION EXERCISES IN 2000
                        AND 2000 YEAR-END OPTION VALUES

                                                                                    VALUE OF UNEXERCISED
                           SHARES                     NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS ON
                         ACQUIRED ON     VALUE       OPTIONS ON 12/31/00(#)            12/31/00($)(1)
                          EXERCISE     REALIZED    ---------------------------   ---------------------------
NAME                         (#)        ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ---------   -----------   -------------   -----------   -------------
D.L. Evans.............    698,899     9,300,009     257,768        228,333       4,444,010      4,245,202
J. D. Lightner.........         --            --      50,000        320,000         968,750      6,261,250
T. W. Dyk..............         --            --     135,000        170,000       2,395,312      3,390,370
D. G. Blanchard........         --            --      20,000        125,000         385,000      2,451,250
P. R. Scherer..........     35,000       722,868     105,000         46,500       1,967,515        883,195

---------------

(1) Value of in-the-money options is equal to the fair market value of a share of Common Stock on December 29, 2000 of $32.875 (based on the last sale price of the Common Stock), less the exercise price.

(2) The value realized for shares exercised and sold is the actual amount of sale proceeds less the exercise price, unadjusted for tax consequences. The value realized for shares exercised and held is the difference between the fair market value of the Common Stock on the exercise date and the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     During 2000, the Company had an employment agreement with Mr. Evans with a term expiring on December 31, 2001. The agreement provided for a severance payment upon Mr. Evans' resignation from employment, preceded by either (i) the assignment of Mr. Evans without his consent to any duties inconsistent with his position, duties, responsibilities or status with the Company or a reduction of his duties or responsibilities for reasons other than good cause; (ii) any failure of the Company or its stockholders, as the case may be, to re-elect Mr. Evans to the offices of Chief Executive Officer and Director or his removal from any such office for reasons other than good cause; or (iii) any breach by the Company (or any successor) of any of the provisions of the agreement or any failure by the Company to carry out any of its obligations under the agreement for reasons other than good cause. The severance benefit payment was an amount equal to Mr. Evans' then existing annual base pay (or an amount equal to his base pay for the balance of the term of the agreement if less than one year). Under the terms of the agreement, if a dispute were to arise regarding the termination of

Mr. Evans or the interpretation or enforcement of the agreement, all legal fees and expenses incurred by Mr. Evans in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in the agreement would be paid by the Company, to the extent Mr. Evans were to prevail. An amendment to this agreement provided Mr. Evans with the option of electing the benefits of the employment agreement or the Severance Agreement described below. On January 19, 2001, Mr. Evans resigned from the Company to serve as U.S. Secretary of Commerce. Accordingly, his employment agreement is no longer in force or effect. The Company has entered into an employment agreement with Mr. Lightner which expires on April 30, 2002 and is similar in its material terms to Mr. Evans' agreement.

     The Company has entered into Severance Agreements with certain officers of the Company (including the named executive officers) regarding compensation upon termination of employment for reasons other than cause, death, disability or retirement due to any of the following events: (i) a change in control of 20% of the Company's securities, (ii) an acquisition of over 50% of the Company's assets, (iii) a change in the composition of a majority of the board of directors, (iv) failure of more than one of management's director nominees to be elected and (v) a merger or sale of assets of the Company in which the Company does not survive. The term of the agreements is through December 2003 with automatic annual extensions thereafter. The agreements provide that eligible officers shall receive a multiple of their annual base salary plus bonus and continuation of medical insurance benefits for a time period equal to such multiple. The multiple for Messrs. Evans and Lightner is 2.5 and the multiple for Messrs. Dyk, Blanchard and Scherer is 2. (As a result of Mr. Evans' resignation, his agreement is no longer in force or effect.)

     As of the Record Date, the Company's 1989 Stock Option Plan, 1993 Stock Option Plan and 1999 Long-Term Incentive Plan contain "change of control" provisions which are applicable to all holders of options granted under the plans, including the named executive officers. The change of control provisions in such plans, which are substantially identical, generally provide that if (i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or group acquires ownership or control of more than 50% of the outstanding shares of the Company's voting stock, or (v) in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board (each such event constituting a "Corporate Change"), then (a) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days after a change of control of the type described in clause (iv), the Compensation Committee shall effect one or more of the following alternatives: (1) accelerate the time at which options then outstanding may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date (before or after a Corporate Change) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of optionees shall terminate, (2) require the mandatory surrender to the Company by selected optionees of some or all of the outstanding options held by such optionees (irrespective of whether such options are then exercisable under the provisions of the plan) as of the date, before or after a Corporate Change, specified by the Compensation Committee, in which event the Compensation Committee shall thereupon cancel such options and the Company shall pay to each optionee an amount of cash per share equal to the excess, if any, of the "Change of Control Value" of the shares subject to such option over the exercise prices under such options for such shares, (3) make such adjustments to options then outstanding as the Compensation Committee deems appropriate to reflect the Corporate Change, or (4) provide that thereafter upon any exercise of an option theretofore granted the optionee shall be entitled to purchase under such option, in lieu of the number of shares of stock then covered by such option the number and class of shares of stock or other securities or property to which the optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the optionee had been the holder of record of the number of shares of stock then covered by such option. The "Change of Control Value" is an amount equal to, whichever is applicable, (i) the per share price offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or
(iii) if such

Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such options being surrendered are exercisable, as determined by the Compensation Committee as of the date determined by the Compensation Committee to be the date of cancellation and surrender of such options. If the consideration offered to stockholders of the Company in any transaction consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

PERFORMANCE GRAPH

     The following performance graph compares the annual cumulative total stockholder shareowner return on the Common Stock with the cumulative total return of the S&P Composite -- 600 Stock Index and the S&P Energy Composite 500 Index for the period of five fiscal years commencing December 31, 1995 and ending December 31, 2000. The table assumes that the value of an investment in the Common Stock and each Index was $100 on December 31, 1995 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                              [PERFORMANCE GRAPH]

               --------------------------------------------------------------------------------
                                       1995      1996      1997      1998      1999      2000
               --------------------------------------------------------------------------------
               Tom Brown, Inc.        100.00    142.74    131.62     68.59     91.45    224.79
               S&P 600 Smallcap
               Index                  100.00    120.13    149.60    146.46    163.33    181.33
               S&P Energy Composite   100.00    121.56    148.36    145.20    168.69    188.40

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or stockholder designees are paid an annual fee of $20,000 payable quarterly plus $1,500 for attendance at each meeting of the Board of Directors and $750 for attendance at each meeting of a committee thereof. Directors have been entitled, at their option, to receive the cash fees or participate in an unfunded non-qualified deferred compensation arrangement which terminated in July 2000. Under the deferred compensation arrangement, each director was permitted to defer fees that would otherwise be payable until the earlier of (i) his separation from the Board of Directors, or (ii) the date ending on the fifth anniversary of such director's participation in the arrangement. The deferred fees were then used by the Company to purchase and make premium payments on a life insurance policy naming the Company as beneficiary and covering the life of the director. Upon the termination of the arrangement or the retirement or death of the participating director, such director or his designated beneficiary was entitled to receive a distribution or retirement or survivor benefit for a period of ten years. Through July 2000, Messrs. LeBaron and Wallace elected to participate in the deferred compensation arrangement. For the year ended December 31, 2000, the Company paid director's fees in the amount of $30,500 to each of Messrs. Whilden and Carmichael, $32,526 to each of Messrs. Wallace and LeBaron (of which $5,776 represented payments under the deferred compensation arrangement described above) and $29,000 to Mr. Groppe. The Company reimburses its directors for actual expenses incurred in attending meetings of the Board of Directors.

     Pursuant to the Company's arrangement with Mr. Brown, the Company pays Mr. Brown a consulting fee in the amount of $6,355 per month. During 2000, the Company paid $76,260 to Mr. Brown under such arrangement. See also "Certain Relationships and Related Transactions".

     Directors who are employees of the Company and the director designated by Unocal receive no compensation for service on the Board of Directors or its committees.

STOCK OPTION PARTICIPATION OF DIRECTORS

     All non-employee directors of the Company are eligible to participate in the Company's stock option plans. During 2000, the directors did not participate and no options were granted.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Evans, the Chairman of the Board of Directors and Chief Executive Officer of the Company during 2000, served on the Board of Directors and compensation committee of TMBR/Sharp Drilling, Inc. ("TMBR Drilling") during 2000. Mr. Brown, the Chairman of the Board of Directors of TMBR, is a Director of the Company. As of March 15, 2001, Messrs. Brown and Evans beneficially owned approximately 6.8% and less than 1%, respectively, of the outstanding common stock of TMBR Drilling.

     Mr. Groppe, a partner in the oil and gas consulting firm of Groppe, Long & Littell, Houston, Texas, is a director of the Company and is a member of the Compensation Committee. The Company retains the services of Groppe, Long & Littell from time to time.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to 2000, the Company billed Wind River -- Pavillion, Ltd., a Texas limited partnership (the "Partnership"), for the Partnership's proportionate share of lease operating, exploration, development and related expenses associated with the Partnership's ownership of working interests in oil and gas leases located in Fremont County, Wyoming. The Company was the sole general partner of the Partnership and also served as operator of all of the leases owned by the Partnership. State Farm Mutual Automobile Insurance Company ("State Farm") was the sole limited partner of the Partnership and the holder of 2,604,254 shares of the Company's Common Stock. As of January 1, 2000, the Company acquired State Farm's interest in the Partnership for total consideration of $16.2 million.

     Brownlie, Wallace, Armstrong and Bander Exploration ("BWAB"), a partnership, owns interests in options to purchase working interests in oil and gas leases located in Wyoming, and in which the Company also owns interests and acts as operator. Mr. Wallace, a director of the Company, is a partner in BWAB. As a result of its ownership interest in the option, and oil and gas leases acquired by the Company pursuant to such options, BWAB has at various times been indebted to the Company. During 2000, the Company billed BWAB approximately $612,000 for BWAB's proportionate share of costs associated with the acquisition of leases under option as well as exploration and development costs. The largest amount owed by BWAB to the Company at any one time during 2000 was approximately $103,000 and BWAB was indebted to the Company in the approximate amount of $281,000 at December 31, 2000. Payments to the Company are due after monthly billings by the Company on the same basis as all other interest owners, and BWAB's participation in the option and underlying leases is on the same basis as all other participants.

     The Company held a promissory note dated October 12, 2000 made and delivered by Mr. Brown, a director of the Company, in the amount of $300,000 with interest thereon at the annual rate of eight percent in conjunction with taxes payable upon the exercise of certain of Mr. Brown's stock options. The note was paid in full together with accrued interest on December 27, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires, among other things, that the Company's directors and officers file with the SEC, at specified times, reports of beneficial ownership and changes in beneficial ownership of the Company's Common Stock and other equity securities. Based solely on a review of copies of such reports furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements for its directors and officers for the fiscal year ending December 31, 2000 have been complied with in a timely manner.

                                  ACCOUNTANTS

     Arthur Andersen LLP has served as the Company's independent auditors since March 1990, and currently serves the Company as independent auditors. A representative of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement to the stockholders, if he desires to do so, and to respond to appropriate questions.

AUDIT FEES

     The Company paid audit fees in the aggregate amount of $269,772 for financial statement audit services rendered by Arthur Andersen LLP during 2000.

ALL OTHER FEES

     The Company paid $2,400 for all other fees incurred for services rendered by Arthur Andersen LLP relating to tax and other matters during 2000.

                             STOCKHOLDER PROPOSALS

     In accordance with rules of the SEC, stockholders of the Company may present proposals to the Company for inclusion in the Company's Proxy Statement and form of proxy prepared in connection with its next regular annual meeting of stockholders. Such proposals must be received by the Company no later than December 11, 2001, in order to be considered for inclusion in the Proxy Statement for the 2002 annual meeting. Also for the 2002 annual meeting, management proxies will be permitted to use discretionary voting authority with respect to any matter submitted at the annual meeting other than under the procedures in SEC Rule 14a-8 if notice of the matter is not delivered to the Company on or before February 24, 2002.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those discussed in this Proxy Statement that properly may be, or are likely to be, brought before the meeting. In the event any other matters are properly brought before the meeting, however, the proxy holders or their substitutes will vote in accordance with their best judgment on such matters.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                                    /s/ BRUCE R. DEBOER

                                                      BRUCE R. DEBOER
                                                         Secretary

April 2, 2001

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000, EXCLUSIVE OF EXHIBITS, IS AVAILABLE TO EACH BENEFICIAL OWNER OF THE COMPANY'S SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST SETTING FORTH A GOOD FAITH REPRESENTATION THAT AS OF THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF THE COMPANY'S SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING, TO: SECRETARY, TOM BROWN, INC., 555 SEVENTEENTH STREET, SUITE 1850, DENVER, COLORADO 80202.

                                                                      APPENDIX A

                                TOM BROWN, INC.
                            AUDIT COMMITTEE CHARTER
                                  MAY 18, 2000

STATEMENT OF PURPOSE

     The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of Tom Brown, Inc. (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's
(i) financial reporting process, (ii) systems of internal accounting and financial controls, (iii) annual independent audit of its financial statements and (iv) adherence to policies, procedures and practices. The scope of its responsibility includes the provision of an open avenue of communication among the Board, financial and senior management and the independent auditors.

ORGANIZATION

     The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management or oversight experience.

     The members of the Committee shall be appointed by the Board at the annual organizational meeting of the Board and serve until their successors are duly qualified and appointed. The Committee shall meet at least four times during each fiscal year prior to each of the Company's quarterly and annual financial reporting deadlines.

DUTIES AND RESPONSIBILITIES

     To fulfill its duties and responsibilities, the Committee shall:

     - Select, evaluate and, where appropriate, replace the independent auditors who shall be ultimately accountable to the Committee and the Board.

     - Review the scope of the annual audit and approve the audit fee.

     - Ensure that the independent auditors submit a formal written statement regarding relationships and services which may affect objectivity and independence; discuss any relevant matters with the auditors; and recommend that the Board take appropriate action to assure the independence of the auditor.

     - Cause the independent auditors to review each of the Company's quarterly financial statements on SEC Form 10-Q prior to filing.

     - Provide the Committee report and any disclosure, to the extent required by the SEC, in the Company's annual proxy statement to shareholders.

     - Review this charter annually and update same from time to time as the Committee deems necessary or appropriate.

     - Provide reports to the Board at regular intervals on Committee activities and significant developments in the course of performing Committee duties and responsibilities.

     - Review with the independent auditors and the Company's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. (Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.)

     - Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

     - Review the financial statements contained in the annual report to shareholders on SEC form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.

     - Review with management and the independent auditors all significant issues concerning litigation, contingencies, claims, or assessments and all material transactions and accounting issues that require disclosure in the Company's financial statements. (The review should include a discussion of recent FASB or other regulatory agency pronouncements or changes in accounting principles that may have a material impact on the Company.)

     - Provide sufficient opportunity for the independent auditors to meet with the members of the Committee without members of management present. (Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.)

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

                                      PROXY

                                 TOM BROWN, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2001

         The undersigned hereby appoints James B. Wallace and James D. Lightner, and each of them, attorneys and proxies, with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all shares of Common Stock of TOM BROWN, INC. held of record in the name of the undersigned at the close of business on March 15, 2001, at the Annual Meeting of Stockholders of Tom Brown, Inc., to be held at 9:00 a.m. on May 10, 2001, in the Hyatt Regency Hotel, 1750 Welton Street, Denver, Colorado, and at all adjournments or postponements thereof.


                   Continued and to be signed on reverse side


Please mark
votes as in
this example.

THIS PROXY SHALL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, IT SHALL BE VOTED FOR ITEM 1 AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED AS PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. Election of Nine Directors.

NOMINEES: Thomas C. Brown, Kenneth B. Butler, David M. Carmichael, Henry Groppe, Edward W. LeBaron, Jr., James D. Lightner, Wayne W. Murdy, James B. Wallace and Robert H. Whilden, Jr.

                    FOR                           WITHHELD



                    -----------------------------------------
                     For all nominees except as noted above


2. To transact such other business as may properly come before the meeting or any adjournments thereof, all as set forth in the Notice of Annual Meeting and Proxy Statement dated April 2, 2001, receipt of which is acknowledged.

         MARK HERE
         FOR ADDRESS
         CHANGE AND
         NOTE AT LEFT

PLEASE RETURN PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

Please date this Proxy and sign exactly as your name appears on your stock certificate. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should state their full titles.

Dated                                  , 2001
     ----------------------------------

--------------------------------------------

--------------------------------------------
         Signature of Stockholder